                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/
Check the appropriate box:
/X/ Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/ / Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


      NuMED Home Health Care, Inc.
      ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

      Committee for a New NuMED
      ------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
/X/ No Fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies:

                    Common Stock, Par Value $0.001 Per Share
      ------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

      ------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      ------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

      ------------------------------------------------------------------------
     (5) Total fee paid:

      ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials:
/ / Check box if any of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

     ---------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:

     ---------------------------------------------------
     (3) Filing Party:

     ---------------------------------------------------
     (4) Date Filed:

     ---------------------------------------------------

                            COMMITTEE FOR A NEW NUMED

                         YOUR VOTE CAN CHANGE THE FUTURE
                                 OF YOUR COMPANY

Dear Fellow NuMED Stockholders:

The Committee for a New NuMED is seeking your support to elect its five nominees to the Board of Directors of NuMED Home Health Care, Inc. We believe that, in order to reverse the Company's dismal performance under the control of Chief Executive Officer Jugal K. Taneja, we must elect new directors who are not associated with the current Board and management.

The election of our nominees will accomplish two important objectives. First, it will allow the newly-constituted Board to select a new Chief Executive Officer to lead the turnaround at the Company. And second, with majority control of the Board, our new directors (along with the new CEO) will be able to implement new policies and programs designed to improve the Company's poor operating record and financial condition.

                           A QUESTION OF ACCOUNTABILITY

A fundamental tenet of corporate democracy is management accountability. The incumbent directors of any public company do not have the automatic right to continue running the company indefinitely, particularly after a prolonged period of poor performance. They must answer to you, the true owners of the Company. That truth is why the law requires a corporation such as NuMED to hold a stockholders' meeting every year.

Unfortunately, NuMED has not held a stockholders' meeting in over 30 months. It was only after our persistent call for a meeting, which included commencing a lawsuit to force a meeting to be held, that the Company finally scheduled a stockholders' meeting for December 28.

                      A RARE OPPORTUNITY FOR STOCKHOLDERS

If you don't act now to support our nominees, there may not be a stockholder group in the future willing to take action to challenge the incumbent directors if they continue to perform poorly. We can't afford business as usual at NuMED any longer.

Remember: it was only after we forced the issue that the Board scheduled this Annual Meeting. It is a rare case when an outside stockholder has the financial ability, courage and persistence to challenge an incumbent board. This year, however, through our efforts, you have the opportunity to call NuMED's Board and management to account for their continued failures.

Exercise your democratic right as an owner of NuMED. Vote to support the Committee's nominees and help bring a change of direction to the Company. Please sign and return the BLUE proxy card today. If you need assistance in voting your shares, please call our proxy solicitor, Beacon Hill Partners, at 1-800-755-5001.

Thank you for your support.

Sincerely,

THE COMMITTEE FOR A NEW NUMED

                             COMMITTEE FOR A NEW NUMED

                            PRELIMINARY PROXY STATEMENT

                      IN OPPOSITION TO THE BOARD OF DIRECTORS OF

                            NUMED HOME HEALTH CARE, INC.

                            ANNUAL MEETING OF STOCKHOLDERS
                           Scheduled for December 28, 1998

TO THE STOCKHOLDERS OF NUMED HOME HEALTH CARE, INC.:

     This Proxy Statement is furnished by the Committee for a New NuMED in connection with its solicitation of proxies to be used at the Annual Meeting of Stockholders of NuMED Home Health Care, Inc. ("NuMED" or the "Company") scheduled to be held Monday, December 28, 1998 at the offices of Foley & Lardner, Suite 2700, 100 N. Tampa Street, Tampa, Florida 33601-3391 at 9:00 A.M., local time, and at any adjournments or postponements of the Annual Meeting.

     Initially, we are sending this Proxy Statement and the accompanying BLUE proxy card to the Company's stockholders on or shortly after November 27, 1998. The Company has set December 7, 1998 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting. We will also distribute this Proxy Statement to all stockholders who own shares of the Company's common stock on the record date but who do not receive the initial mailing of the Proxy Statement.

     According to the Company's most recent filing with the Securities and Exchange Commission, as of August 4, 1998, there were outstanding and entitled to vote at the Annual Meeting a total of 4,966,620 shares of the Company's common stock, $0.001 par value per share. Each share is entitled to one vote on all matters submitted to a vote of the stockholders at the Annual Meeting. As of the date of this Proxy Statement, members of the Committee have the right to vote 508,500 shares of NuMED constituting approximately 10.2% of the total votes eligible to be cast at the Annual Meeting. See THE COMMITTEE.

-------------------------------------------------------------------------------
                                   IMPORTANT

WE URGE YOU TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED BLUE PROXY CARD TO VOTE FOR THE ELECTION OF OUR NOMINEES AND FOR THE AMENDMENT TO NUMED'S BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS. WE HAVE PROVIDED A POSTAGE-PAID ENVELOPE FOR YOUR CONVENIENCE.

WE URGE YOU NOT TO SIGN ANY PROXY CARD SENT TO YOU BY THE COMPANY.  IF YOU
HAVE ALREADY DONE SO, YOU MAY REVOKE THAT PROXY BY SIGNING AND RETURNING THE ENCLOSED BLUE PROXY CARD TO US. YOU CAN ALSO REVOKE AN EARLIER PROXY BY WRITTEN REVOCATION SENT TO THE COMPANY OR BY APPEARING AT THE ANNUAL MEETING AND VOTING IN PERSON.
-------------------------------------------------------------------------------

                       REASONS FOR THIS SOLICITATION

     The Committee for a New NuMED (the "Committee") urgently solicits your proxy to enable us to regain our rights as stockholders and revive our failing Company. We seek your help to elect five directors with substantial business experience to the NuMED Board. We believe that our nominees will be more responsible in their direction of the management of the Company than the current Board of Directors and that our nominees will implement the policies necessary to maximize stockholder value.

NUMED'S SHARES CONTINUALLY UNDERPERFORM THE MARKET

     From a high of $6.00 in May 1994, NuMED's stock has sunk to less than 44CENTS on November 11, 1998. We believe that this steep per share decline reflects the market's dim view of the Company's prospects under its current management. In addition, the stock's continued trading at less than $1.00 may cause the Company's shares to be de-listed from the Nasdaq SmallCap Market-SM-, where they currently trade under the symbol "NUMD," further reducing the stock's liquidity.

     The following graph compares the cumulative total return on NuMED's stock with the cumulative total return on the companies in the Standard & Poor's 500 Stock Index and the Nasdaq National Market Index assuming an initial investment
of $100 on May     , 1994 (when NuMED's stock was first listed for trading on a stock exchange) with dividends reinvested when paid and share prices as of the
last day of each fiscal year and November       , 1998.

     [Graph to be provided.]

As the graph shows, a $100 investment in NuMED on May     , 1998 would be worth
$            on November       , 1998.  The same $100 would be worth $
if invested in the Standard & Poor's 500 Index or $        if invested in the
Nasdaq National Market Index.

NUMED'S NET WORTH HAS DECLINED PRECIPITOUSLY

     From April 1, 1995 through June 30, 1998, the Company reported net losses totaling more than $4.0 million. The Company's net worth has declined from over $10.0 million on March 31, 1996, to less than $6.0 million on June 30, 1998, a loss of more than 40% of stockholders' equity in little more than three years! In its most recent annual report, the Company stated that its profitability has been reduced primarily because it "has incurred excessive legal and other costs relating primarily from failed acquisitions." We agree that the Company cannot afford any more failed acquisitions. We believe that stronger management would help limit speculative acquisitions and excessive expenses. See SOLUTIONS TO THE PROBLEM.

SHOW US THE MONEY

     Someone is making money from the Company -- unfortunately it isn't the stockholders. Although NuMED's revenues have almost tripled from $7.6 million for the fiscal year ended March 31, 1994 to $22.6 million at March 31, 1998, earnings have plummeted. The following graph illustrates the Company's failure to capitalize on its increased earnings.

                                          EARNINGS
                         REVENUE         PER SHARE
                       -----------       ---------
1994                   $ 7,595,349         $0.18
1995                     9,357,188        ($0.03)
1996                    24,133,516         $0.02
1997                    24,590,951        ($0.38)
1998                    22,649,516        ($0.40)

MR. TANEJA HAS BENEFITED FROM THE COMPANY -- HAVE YOU?

  While the Company's stock was declining in value and its fiscal performance deteriorating, the Company paid Jugal K. Taneja, Chairman of the Board and Chief Executive Officer of the Company, a lucrative compensation package (a total of $722,344 in the last three years) and granted him the right to purchase 920,000 shares of NuMED stock.

  In addition, Mr. Taneja has also benefited, from various agreements the Company has entered into with (1) A.T. Brod & Co., Inc., a wholly-owned subsidiary of Bancapital Financial Corporation, of which Mr. Taneja is a majority stockholder and Chief Executive Officer, and (2) Bancapital Corporation, which is owned and controlled by Mr. Taneja. Over the past six years, the Company has disclosed that it has paid approximately $2.0 million to A.T. Brod and Bancapital Corporation. The Company has also disclosed that it issued 40,000 shares of NuMED stock to A.T. Brod, as well as granting it options to purchase an additional 110,000 shares of NuMED stock. On March 28, 1995, A.T. Brod, a securities brokerage firm that made a market for NuMED's stock, was shut down by the New York Stock Exchange for violating Securities and Exchange Commission and New York Stock Exchange rules. The Committee believes that the closure of A.T. Brod led to a lack of investor support for NuMED stock, which, we believe, continues to this day to contribute to the steady decline in the value of NuMED stock.

NUMED'S BOARD HAS FAILED TO RESPOND TO STOCKHOLDER CONCERNS

  The Board of Directors of NuMED has shown a lack of concern for the stockholders of the Company. This lack of concern is evident by their decision to unilaterally insulate themselves from being held accountable to stockholders for their mismanagement of the Company. In January 1996, the Board of Directors amended the Company's By-laws -- without the consent of its stockholders -- to classify the members of the Board of Directors into three groups of two or three directors each. In a classified board, which is also called a staggered board, the stockholders elect each group of directors in alternating years. Classification of NuMED's Board of Directors will make it more difficult for you to change the composition of the Board because at least two annual meetings of the stockholders, instead of one, will be necessary to replace a majority of the directors. We believe that the classified Board is simply a way for management to entrench itself and avoid being held accountable for the serious decline in stockholder value.
In its 1996 proxy statement, NuMED admitted that the classified board "could have the effect of discouraging a third party from initiating a proxy contest, making a tender offer or otherwise attempting to obtain control of the Company, even though such a transaction could be beneficial to the Company and its stockholders." We believe that responsible directors would not unilaterally institute internal mechanisms, such as a classified board, to insulate themselves from stockholder disapproval. We believe that you must have the ability on an annual basis to voice your disapproval of the poor performance of your Board of Directors, and to elect new directors if necessary. See PROPOSAL TO AMEND THE BY-LAWS TO ELIMINATE THE CLASSIFIED
BOARD OF DIRECTORS.

  In 1997, NuMED's Board of Directors simply failed to hold an annual meeting, completely denying you the right to vote for directors. On several occasions, Committee member Richard M. Osborne expressed to the Board his concerns over the direction of NuMED and requested that the Company hold a meeting of its stockholders. The Board repeatedly ignored Mr. Osborne's concerns, which prompted him to file a lawsuit, through a company Mr. Osborne manages, against NuMED to compel an annual meeting. Even after the lawsuit was filed, the Board of Directors delayed holding an annual meeting of stockholders more than a year, although Nevada law and the Company's By-laws require the Company to hold a meeting of its stockholders annually. See BACKGROUND TO THIS SOLICITATION.

A COMPANY IN TURMOIL

  NuMED announced two merger agreements in 1998. Both would have led to a change of control of the Company. Both were abandoned. In addition, five of NuMED's directors have resigned over the past three years. We do not believe that this turmoil can continue. We believe it is time for a new NuMED.

  We have summarized the events and failures that have led us to conclude that it is time to replace NuMED's Board of Directors. We describe below the events leading up to this proxy solicitation which further strengthen our conviction that the stockholders of NuMED have stood by long enough while the Board's mismanagement of the Company has caused a steady decline in stockholder value.

BACKGROUND TO THIS SOLICITATION

  Richard M. Osborne, a member of the Committee, has fought to bring you the opportunity to elect a new Board of Directors that will operate NuMED profitably. Conversely, management of the Company has acted to keep this opportunity from you.

  On April 18, 1997, Turkey Vulture Fund XIII, Ltd. (the "Fund"), an Ohio limited liability company of which Mr. Osborne is the Manager, requested, pursuant to Nevada law, to inspect the Company's stockholders' list. When the Company failed to respond, the Fund renewed its request to inspect the stockholders' list on September 25, 1997, and in addition requested that the Board of Directors of NuMED schedule an annual meeting of stockholders. The Company has not held an annual meeting since March 29, 1996, and no election of directors has taken place since then, contrary to the provisions of Nevada law and the Company's own By-laws. Article III, Section 1 of the Company's By-laws requires that NuMED hold an annual meeting of stockholders every July. After the Board once again ignored the Fund's request, the Fund renewed its demand for a stockholders' meeting on October 8, 1997.

  With the hope of trying to convince NuMED's directors to hold a stockholders' meeting, representatives of the Fund held discussions with representatives of NuMED throughout the Summer and Fall of 1997. After the Fund's continued efforts to press NuMED to hold a meeting failed, the Fund was left with no alternative but to commence a lawsuit to force the Board of Directors to hold an annual meeting of stockholders. On November 14, 1997, the Fund initiated a lawsuit captioned TURKEY VULTURE FUND XIII, LTD. V. NUMED HOME HEALTH CARE, INC. (2nd Jud. Dist. Ct., Washoe Cty., Nev. Case No. CV-97-0777), alleging the facts described above and requesting that the court (1) issue an order directing NuMED to produce its stockholders' list for the Fund's inspection, (2) issue an order requiring NuMED to schedule an annual stockholders' meeting, (3) enjoin NuMED from interfering with the Fund's statutory rights as a stockholder, (4) award the Fund compensatory damages for its injuries resulting from NuMED's failure to comply with Nevada law relating to the inspection of stockholders' records, (5) order NuMED to pay the Fund's costs, and (6) find any other further relief as the court deems proper.

  In December 1997, the Fund's counsel continued to have discussions with NuMED's counsel in an attempt to settle the lawsuit. In January and February 1998, representatives of the Company requested that the Fund invest $2.0 million in NuMED. The Fund's investment was contingent upon terminating Mr. Taneja's employment agreement. Negotiations for a capital infusion by the Fund broke down when NuMED requested an additional $4.0 million loan and began discussing alternate plans with other parties.

  In January 1998, the Company and the Fund negotiated a settlement of the Fund's lawsuit. The terms of the settlement required the Company to provide the Fund with a recent stockholders' list, and to hold an annual meeting of stockholders by March 6, 1998. However, terms of the settlement agreement were never finalized, and on February 18, 1998, NuMED announced that it had entered into an agreement to merge with Banyan Healthcare Services, Inc., a merchant banking firm organized to effect the combination of home health care companies. In light of the Company's pending merger with Banyan, the Fund determined that it would not pursue the litigation and dismissed the action without prejudice in early March 1998. Banyan and NuMED subsequently terminated their merger agreement.

  After the failed Banyan merger, periodic conversations took place between the Fund and the Company regarding holding an annual meeting and whether a representative of the Fund would become a member of the Board of Directors of NuMED. On October 14, 1998, the Company announced that a second merger agreement, this time with Mednu Acquisition Corp., had been terminated. On October 6, 1998, the Fund again requested that NuMED hold an annual meeting. Finally, after delaying for 14 months, on November 2, 1998, the Board of Directors of NuMED announced that the Company would hold an annual meeting of stockholders on December 28, 1998.

                            SOLUTIONS TO THE PROBLEM

  We have experience in investing, analyzing and managing companies profitably. See NOMINEES FOR ELECTION AS DIRECTORS. We are committed to:

- Developing a plan to achieve profitability and enhance stockholder value;

- Imposing strict controls on overhead expenses and implementing necessary steps to cut costs;

- Terminating Mr. Taneja's employment with the Company and appointing a new Chief Executive Officer; and

- Implementing a continuous, effective stockholder relations program to keep stockholders informed about NuMED.

Once elected to the Board of NuMED, we will use the detailed financial and operational information of the Company available to us as directors to develop specific plans to implement each of the solutions mentioned above. Our added knowledge of the Company will also allow us to direct our plans and proposals into other areas to reach our goals of achieving profitability and enhancing stockholder value.


                            OUR PROMISE TO STOCKHOLDERS

  We are not attempting to benefit ourselves at the expense of any other stockholders. Rather, we are seeking to create value for all stockholders.

- We will NOT terminate NuMED employees simply for the sake of cutting costs; our grievance is with the Company's directors, not its professional staff. We trust that with stability, a coherent business plan, professional management and stockholder oversight, their talents can be put to profitable use.

- We will NOT increase the pay and benefits of officers or reward them with "golden parachutes" at a time when the price of NuMED's stock is less than 50CENTS. We WILL seek to create a total compensation program to attract, retain and motivate the high caliber executives required for the success of the Company, including stock options with exercise prices that will provide management with a direct financial incentive to enhance stockholder value, aligning the interests of the Company's executives with the long-term interests of its stockholders.

- We will NOT be compensated by NuMED, other than (1) compensation, in an amount not yet determined, payable to NuMED's Chief Executive Officer, if that position is held by a Committee member, (2) compensation, if any, payable to any of the nominees solely in their capacities as directors of NuMED, (3) payments received by the Fund and members of the Committee in their capacity as stockholders of the Company, (4) reimbursement from the

  Company of the expenses of the solicitation of proxies or (5) in any transaction approved by a majority of the stockholders of the Company.


                                THE COMMITTEE

  We have formed the Committee for a New NuMED because of our conviction that the stockholders of NuMED have stood by long enough while the Board's mismanagement of the Company has caused a steady decline in stockholder value. See REASONS FOR THIS SOLICITATION. The members of the Committee are Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Gary A. Lyons and Louise B. Miller, individuals with substantial management experience, including managing publicly-traded and health-care related companies. See NOMINEES FOR ELECTION AS DIRECTORS.

  As of the date of this Proxy Statement, members of the Committee beneficially owned 508,500 shares of NuMED's common stock, representing approximately 10.2% of the outstanding stock of the Company. All of these shares are owned by the Fund, and Mr. Osborne, as the sole Manager of the Fund, is considered the beneficial owner of all shares owned by the Fund.

  Additional information concerning the Committee, the Fund and the Fund's holdings of NuMED's stock is included in attached Appendix A.


                     NOMINEES FOR ELECTION AS DIRECTORS

  Based on the Company's most recent annual report filed with the Securities and Exchange Commission, we believe that the NuMED Board currently has seven director positions. Four of these positions are filled, and the remaining three are vacant as a result of resignations. The Board of Directors is divided into three groups of two or three directors serving for three-year terms. Because there was no annual meeting held in 1997, the terms of the director positions held by Thomas V. Chema and Judi M. Kelly (who resigned as of March 31, 1998) have expired, and the terms of Susan J. Carmichael, Jugal K. Taneja and Robert
P. Ottman will expire at the Annual Meeting. Therefore, we believe that the stockholders are entitled to vote for five directors at the Annual Meeting, leaving two vacancies.

  Under the current terms of the Company's By-laws, directors elected at the Annual Meeting will each serve for a period of two or three years. However, we propose to amend the Company's By-laws to eliminate the classified Board of Directors, permitting the stockholders to elect all directors annually. We believe that this will insure that the Board of Directors will be accountable to all stockholders. See REASONS FOR THIS SOLICITATION -- NUMED'S BOARD HAS FAILED TO RESPOND TO STOCKHOLDER CONCERNS and PROPOSAL TO AMEND THE BY-LAWS TO ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS.

  In opposition to the slate of directors proposed by the incumbent Board of Directors, the Committee is proposing a slate of five experienced and well-qualified nominees for election as new directors of the Company who, if elected, would constitute the entire Board of Directors, unless the existing two vacancies are filled. The affirmative vote of the holders of a plurality of the shares cast at the Annual Meeting is required for the election of directors.

  Each nominee named below has agreed to serve as a director of the Company if elected. We do not expect that any of the nominees will be unable to stand for election but, if a vacancy in the slate of nominees occurs unexpectedly, the shares represented by the enclosed BLUE proxy card will be voted for a substitute candidate selected by the Committee.

  The following information concerning business address, age and principal occupation has been furnished by the Committee's nominees.


NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
---------------------------------  --------------------------------------------
Richard M. Osborne                 Mr. Osborne, 53, is President and Chief
7001 Center Street                 Executive Officer of OsAir, Inc., a company
Mentor, Ohio 44060                 he founded in 1963. OsAir is a manufacturer
                                   of industrial gases for pipeline delivery and
                                   a real property developer. Mr. Osborne is the
                                   Manager of Turkey Vulture Fund XIII, Ltd.,
                                   which began operations in January 1995.  The
                                   Fund acquires, holds, sells or otherwise
                                   invests in all types of securities and other
                                   instruments.  Mr. Osborne is a director of
                                   TIS Mortgage Investment Company, a publicly-
                                   held real estate investment trust, a trustee
                                   and Chairman of the Board of Trustees of
                                   Meridian Point Realty Trust '83, a publicly-
                                   held real estate investment trust, a director
                                   of Central Reserve Life Corporation, a
                                   publicly-held insurance holding company, a
                                   director and Chairman of the Board of Pacific
                                   Gateway Properties, Inc., a publicly-held
                                   real estate company, and a director and
                                   Vice Chairman of the Board of GLB Bancorp,
                                   Inc., a bank holding company.


J. Michael Gorman                  Mr. Gorman, 46, is the President and Chief
1109 S. Main Street                Executive Officer of Harmony Laboratories,
Landis, North Carolina 28088       Inc.  Harmony Laboratories is a company
                                   engaged in the development and distribution
                                   of over-the-counter pharmaceuticals and
                                   health and beauty aids.  From 1990 through
                                   1995, Mr. Gorman was President of Knox
                                   International, Inc., a company that produces
                                   and distributes medical gases and equipment.
                                   Prior to that time, Mr. Gorman served as
                                   President of GPI, Inc., a company engaged in
                                   the production of custom plastic devices for
                                   the medical industry.


NAME AND BUSINESS ADDRESS          PRINCIPAL OCCUPATION FOR PAST FIVE YEARS
---------------------------------  --------------------------------------------
Thomas J. Smith                    Mr. Smith, 54, has been the President of
8500 Station Street                Retirement Management Company since 1992,
Suite 100                          which is engaged in the management of
Mentor, Ohio 44060                 assisted living and retirement facilities.
                                   Since April 1996, Mr. Smith has served as the
                                   Executive Operating Manager of Liberty Self-
                                   Stor, Ltd., which owns and operates 13 self-
                                   storage facilities.  Mr. Osborne owns or
                                   controls both Retirement Management and
                                   Liberty Self-Stor.  Mr. Smith is also a
                                   director of GLB Bancorp, a bank holding
                                   company, and a trustee of Meridian Point
                                   Realty Trust '83, a publicly-held real estate
                                   investment trust.


Gary A. Lyons                      Mr. Lyons, 46, has been the Senior Vice-
8500 Station Street                President of Retirement Management Company
Suite 100                          since 1992.  Mr. Lyons is also employed by
Mentor, Ohio 44060                 Liberty Self-Stor as the Acquisition Manager,
                                   responsible for identifying and evaluating
                                   potential acquisitions of self-storage
                                   facilities.


Louise B. Miller                   Ms. Miller, 36, has been the Assistant
8500 Station Street                Controller of Retirement Management since May
Suite 100                          1997.  Prior to that time, Ms. Miller was the
Mentor, Ohio 44060                 President and co-owner of Scot's Manor, Inc.,
                                   a company she founded in 1987.  Scot's Manor
                                   operated as an assisted living facility in
                                   Orwell, Ohio.


                   PROPOSAL TO AMEND THE BY-LAWS TO
              ELIMINATE THE CLASSIFIED BOARD OF DIRECTORS

  NuMED's By-laws do not allow for the election of all directors at each annual meeting of stockholders. Instead, NuMED's directors amended the By-laws to divide the Board into three classes, with each class serving for a three-year term.

  We believe that it is in the best interest of NuMED's stockholders to eliminate the classified Board of Directors which would permit stockholders to elect all directors annually. We believe that this will insure that all directors will be more accountable to you, the stockholders, every year. If this proposal is adopted, it will govern the next election of directors.

  Approval of this amendment to the By-laws requires the affirmative vote of a majority of the outstanding shares of NuMED common stock. Abstentions and broker no-votes will have the effect of a "no vote" to our proposal. Therefore, you should NOT check the abstention box on the proxy card for this proposal unless you are opposed to it.

  The resolution to be considered by the stockholders in connection with this proposal is attached as Appendix B to this Proxy Statement.


                              VOTING OF PROXIES

  Unless otherwise indicated, the persons named in the accompanying BLUE proxy card will vote properly executed and duly returned proxies (1) FOR the election of five Committee nominees as members of the Board of Directors of the Company to serve until their successors are elected and qualified, (2) FOR the proposal to amend NuMED's By-Laws to eliminate the classified Board of Directors and to provide that all directors be elected annually for one-year terms, and
(3) in accordance with their judgment on any other business that may be properly presented at the Annual Meeting and any adjournment or postponement.

  Please sign, date and return the BLUE proxy card in the postage-paid envelope provided. Execution of the enclosed BLUE proxy card will not affect your right to attend the Annual Meeting and vote in person. You may revoke a proxy at any time before it is voted either by a later dated proxy or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not in and of itself revoke your proxy. If you are a stockholder of record on December 7, 1998, you will retain your voting rights in connection with the Annual Meeting even if you sell your shares after that date. Accordingly, it is important that you vote the shares you hold on December 7, 1998 or grant a proxy to vote those shares whether or not you own them after the record date.

  You cannot select directors from among those proposed by the Company and the Committee. THEREFORE, IF YOU WISH TO SUPPORT THE COMMITTEE'S NOMINEES, YOUR LAST DATED PROPERLY EXECUTED PROXY MUST BE A BLUE PROXY CARD.


                           PROXY SOLICITATION AND EXPENSES

  We may solicit proxies by mail, telephone, facsimile and personal solicitation. Any of the members of the Committee and any regular employee of Mr. Osborne may be used to solicit proxies, and will not receive additional compensation. Banks, brokerage houses and other custodians, nominees and fiduciaries will be requested to forward the soliciting material of the Committee to their customers for whom they hold shares and the Committee will reimburse them for their reasonable out-of-pocket expenses.

  We have retained Beacon Hill Partners, Inc., 90 Broad Street, New York, New York, 10004, to assist us in the solicitation of proxies. We have agreed to pay Beacon Hill a fee of $12,500 and to reimburse it for its reasonable out-of-pocket expenses. Approximately 25 people will be used by Beacon Hill in its solicitation efforts.

  We anticipate that the Committee's total expenditures relating to the solicitation will be approximately $50,000 (costs represented by salaries and wages of regular employees of Mr. Osborne will not be included in the costs of solicitation and we will not seek reimbursement for these costs); total expenditures to date have been less than $10,000. The entire expense of preparing, assembling, printing and mailing this Proxy Statement and related materials and the cost of soliciting proxies for the nominees proposed by the Committee will be borne by the Fund or Mr. Osborne in a manner to be determined by Mr. Osborne. The Fund or Mr. Osborne will seek reimbursement from the Company for those expenses and does not intend to seek stockholder approval for such reimbursement at a subsequent meeting unless stockholder approval is required under Nevada law.


               STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  In order to be included in the Company proxy statement for the 1999 Annual Meeting of Stockholders, any stockholder proposal to be presented at the 1999 Annual Meeting must be received in the office of the Secretary of the Company at its principal executive offices by the date specified in the Company's proxy statement for this year's Annual Meeting.


                               OTHER MATTERS

  We are not aware of any other matters to be considered at the Annual
Meeting other than the election of directors and consideration of the proposal to amend NuMED's By-laws to eliminate the classified Board of Directors. However, if any other matters properly come before the meeting, the persons named in the enclosed BLUE proxy card will have discretionary authority to vote all proxies with respect to these matters in accordance with their judgment.

                                     Sincerely,

November       , 1998                THE COMMITTEE FOR A NEW NUMED

                                     APPENDIX A

  On the date of this Proxy Statement, Richard M. Osborne, as the sole
Manager of the Fund, is the beneficial owner of 508,500 shares of NuMED common stock, representing approximately 10.2% of the 4,966,620 shares outstanding according to the most recently available filing by the Company with the Securities and Exchange Commission. No other Committee nominee is a member of the Fund.

  Under the terms of the Fund's Operating Agreement, Mr. Osborne, as the sole Manager, manages all day-to-day operations involving, and makes all decisions concerning, the business and affairs of the Fund. Other than Mr. Osborne, the members have no authority or power to bind the Fund, vote securities owned by the Fund, make investment decisions for the Fund or dispose of any securities held by the Fund. Each member has agreed, under the terms of the Operating Agreement, to indemnify the Fund for any costs or damages incurred by the Fund as a result of the exercise of any unauthorized authority by each such member.

  Under Rule 13d-3 promulgated by the Securities and Exchange Commission, "a beneficial owner of a security includes any person, who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

(1) Voting power which includes the power, to vote, or to direct the voting of, such security, and/or

(2) Investment power which includes the power to dispose, or to direct the disposition of, such security."

Because the members of the Fund, other than Mr. Osborne, lack any of the requisite powers of beneficial ownership, they are not beneficial owners of the shares owned by the Fund solely because of their investment as members in the Fund.

  The NuMED stock owned by the Fund was acquired for an aggregate purchase price of approximately $594,575 with working capital of the Fund.

  The following table lists all shares of NuMED stock purchased by the Fund within the past two years, the dates on which the purchases were made and the amount of the purchases. Neither the Fund nor Mr. Osborne sold any NuMED stock during the two-year period.


  NUMBER OF SHARES                                       DATE
  ----------------                                 ---------------
        9,000                                         11/13/96
       10,000                                         11/15/96
       40,000                                         11/18/96
       10,000                                         11/21/96
       31,000                                         11/25/96

                                                                            A-1


  NUMBER OF SHARES                                       DATE
  ----------------                                 ---------------
       30,000                                         11/27/96
       25,000                                         12/04/96
       10,000                                         12/05/96
       30,000                                         12/06/96
       45,000                                         12/09/96
       15,000                                         12/12/96
       25,000                                         12/13/96
       15,000                                         12/16/96
       15,000                                         12/17/96
       30,000                                         12/18/96
       50,000                                         01/22/97
       34,500                                         03/11/97
       10,500                                         03/12/97
        5,000                                         03/31/97
       45,000                                         04/01/97
       13,500                                         10/14/97
       10,000                                         10/31/97


  None of J. Michael Gorman, Gary A. Lyons, Louise B. Miller or Thomas J.
Smith has purchased or sold any shares of NuMED during the preceding two years.

  Except as otherwise disclosed in this Appendix A, neither the Committee nor any of its nominees nor any "associate" of any of them or any other person who may be deemed a "participant" in this proxy solicitation is the beneficial or record owner of any NuMED stock. Except as otherwise disclosed in this Appendix A, neither the Committee nor any of its nominees nor any "associate" of any of them or any other person who may be deemed a "participant" in this proxy solicitation has purchased or sold any shares of the Company within the past two years, borrowed any funds for the purpose of acquiring or holding any NuMED stock or is or was within the past year a party to any contract or arrangement or understanding with any person with respect to any NuMED stock. There has not been any transaction since the beginning of the Company's last fiscal year, and there is not currently any proposed transaction to which the Company is a party, in which the Fund or any "associate" of the Committee or any of its nominees or immediate family member of any of them or any other person who may be deemed a "participant" in the proxy solicitation had or will have a direct material interest.

                                APPENDIX B


  RESOLVED, that the By-laws of NuMED Home Health Care, Inc. (the "Company") be amended as follows:

  The provision(s) of Article IV of the By-laws of the Company which provide for a classified Board of Directors shall be deleted in its/their entirety and the following provisions shall be substituted in its/their place:

  The number of directors who constitute the whole Board of Directors may be fixed from time to time by resolution of the Board of Directors at a number not less than three nor more than seven, but the number of directors may only be reduced to the extent of vacant director positions. Each director shall be elected for a term of one year and until his or her successor is elected and qualified.

  Notwithstanding anything to the contrary contained in the Company's By-laws, the foregoing provision cannot be deleted or modified in any respect, except by a majority of the votes cast at a duly called meeting of the stockholders of the Company at which a quorum is present.

                                      IMPORTANT

Your vote is important. No matter how many or how few NuMED shares you own, please vote FOR the Committee's nominees by signing, dating and mailing the enclosed BLUE proxy card today. We urge you NOT to return any proxy cards sent to you by the Board of Directors of the Company.

If you have already returned a Board of Directors' proxy card before receiving this Proxy Statement, you have every right to change your vote by signing and returning the enclosed BLUE proxy card. Only your latest dated properly executed proxy will count at the Annual Meeting.

If you own your NuMED stock in the name of a brokerage firm, your broker cannot vote your shares unless he or she receives your specific instructions. Please sign, date and return the enclosed BLUE proxy card in the postage-paid envelope that has been provided.

If you have any questions about how to vote your NuMED stock, please call our proxy solicitor:

                                BEACON HILL PARTNERS
                                  90 BROAD STREET
                              NEW YORK, NEW YORK 10004
                             TELEPHONE: 1-800-755-5001

                                     PROXY
                          NUMED HOME HEALTH CARE, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
SOLICITED ON BEHALF                                           PROXY SOLICITED IN
OF THE COMMITTEE FOR                                           OPPOSITION TO THE
A NEW NUMED                                                   BOARD OF DIRECTORS

    Unless otherwise specified, this proxy will be voted FOR Item 1 (election of directors) and Item 2 (amendment to the By-laws of NuMED). This proxy will be voted in the discretion of the proxies on such other matters as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

1.  Election of five new members of the Board of Directors.

   The Committee for a New NuMED nominees are: Richard M. Osborne, J. Michael Gorman, Thomas J. Smith, Louise B. Miller and Gary A. Lyons.

                    / /  FOR                    / /  WITHHOLD
(Authority to vote for any nominee(s) may be withheld by lining through or otherwise striking out the name of such nominee(s).)

2. Approval of the proposal to amend the By-laws of NuMED to eliminate the classified board of directors and to provide that all directors be elected annually for one year terms.

            / /  FOR            / /  AGAINST            / /  ABSTAIN

This Proxy revokes all prior proxies and voting instructions.

THE COMMITTEE FOR A NEW NUMED RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

           (CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)

    The undersigned hereby appoints Richard M. Osborne, J. Michael Gorman and Thomas J. Smith, or any one of them acting singly, with full power of substitution, as proxies for the undersigned, to represent and vote, as designated above, all common stock, $0.001 par value per share, of NuMED Home Health Care, Inc. to which the undersigned is entitled to vote at the Annual Meeting of the Stockholders of NuMED scheduled to be held on December 28, 1998, and at any adjournment(s) or postponement(s) thereof, and revokes all prior proxies with respect to the matters covered by this Proxy.
                                              Date: ______________________, 1998
                                              Signature: _______________________
                                              Signature: _______________________
                                              Title or Authority: ______________
                                              (Please sign exactly as name
                                              appears, indicating title or
                                              representation capacity, where
                                              applicable)

                  PLEASE SIGN, DATE AND MAIL YOUR PROXY TODAY

               If you have any questions on voting, please call:

                     Beacon Hill Partners at 1-800-755-5001